Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of The First of Long Island Corporation of our report dated March 15, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the prospectus.

/s/Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

June 30, 2016